Exhibit 99.3

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE:

CASI PHARMACEUTICALS ANNOUNCES CHINA NATIONAL MEDICAL PRODUCTS ADMINISTRATION (NMPA) APPROVAL OF CTA TO CONDUCT REGISTRATION TRIAL FOR MARQIBO®

ROCKVILLE, Md. (March 7, 2019) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. based pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, U.S., and throughout the world, announced that the National Medical Products Administration (NMPA) has approved the Company’s Clinical Trial Application (CTA) allowing for a registration clinical trial to evaluate the efficacy and safety of vincristine sulfate LIPOSOME injection (MARQIBO®).

MARQIBO® is a U.S. Food and Drug Administration (FDA)-approved product currently marketed in the U.S. by Spectrum Pharmaceuticals, Inc. (Spectrum), for the treatment of adult patients with Philadelphia chromosome–negative (Ph‒) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies. CASI acquired greater China rights to this drug from Spectrum.

The Company is currently reviewing certain requirements provided by the Center for Drug Evaluation (CDE), a division of the NMPA, and upon satisfying those requirements, the Company will commence the registration trial for MARQIBO®.

Wei-Wu He, Ph.D., CASI’s Executive Chairman commented, “Ph negative ALL is a rare but aggressive disease and while patient outcomes have vastly improved over the last three decades, patients continue to relapse and current salvage therapies are inadequate, particularly among the aging Chinese patient population. MARQIBO® is the first and only liposome-encapsulated vincristine approved and marketed in the U.S. for second line treatment of adult Philadelphia chromosome-negative acute lymphoblastic leukemia and has been safely administered in patients since its U.S. approval in 2012. Receiving NMPA approval to conduct the registration trial in China with MARQIBO® is an important milestone for CASI. This approval, along with the recent CTA approval for ZEVALIN® and the fast track market approval of EVOMELA®, further demonstrates CASI’s regulatory strength in working with the NMPA to advance products through the approval process.”

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 / Fax 301.315.2437

About CASI Pharmaceuticals

CASI Pharmaceuticals (NASDAQ: CASI) is a U.S. based pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, U.S., and throughout the world. CASI’s product pipeline features three U.S. Food and Drug Administration (FDA)-approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights. These are currently in various stages in the regulatory process for market approval in China. The Company also acquired a portfolio of 25 FDA-approved abbreviated new drug applications (ANDAs), and four pipeline ANDAs that are pending FDA approval from Sandoz, and recently acquired an HBV ANDA from Laurus Labs. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com.

About Marqibo®

Marqibo is a novel, sphingomyelin/cholesterol liposome-encapsulated formulation of vincristine sulfate. Vincristine, a microtubule inhibitor, is FDA approved for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies. The encapsulation technology, utilized in this formulation, has been shown to provide prolonged circulation of vincristine in the blood. Marqibo is not yet available in China; more information on Marqibo for countries outside the greater China region is available at www.sppirx.com.

Indications and Usage: MARQIBO is indicated for the treatment of adult patients with Philadelphia chromosome–negative (Ph‒) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following 2 or more anti-leukemia therapies. This indication is based on overall response rate. Clinical benefit such as improvement in overall survival has not been verified.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: risks relating to interests of our largest stockholders that differ from our other stockholders; the difficulty of executing our business strategy in China; the risk that we will not be able to effectively select, register and commercialize products from our recently acquired portfolio of abbreviated new drug applications (ANDAs);  our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the National Medical Products Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development;  risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617.221.9005 BDoyle@troutgroup.com

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